Exhibit l.2

April 3, 2019

Oxford Square Capital Corp.

8 Sound Shore Drive, Suite 255

Greenwich, Connecticut 06830

Ladies and Gentlemen:

We have acted as counsel to Oxford Square Capital Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form N-2, which was (i) initially filed with the Securities and Exchange Commission (the “Commission”) on January 23, 2019, and (ii) amended by filing of pre-effective amendments thereto on March 7, 2019 and March 25, 2019 (the “Pre-Effective Amendments” and such registration statement, at the time the Pre-Effective Amendments became effective on March 25, 2019, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus dated March 25, 2019 (the “Prospectus”) and the final prospectus supplement thereto dated March 27, 2019 (the “Prospectus Supplement”), with respect to the issuance pursuant to Rule 415 under the Securities Act of $42,500,000 aggregate principal amount (or up to $48,875,000 aggregate principal amount if the underwriters’ option to purchase additional Securities is exercised in full) of the Company’s 6.25% Notes due 2026 (the “Notes”).

The Notes will be issued pursuant to the indenture, substantially in the form incorporated by reference as an exhibit to the Registration Statement, dated as of April 12, 2017, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and as supplemented by a second supplemental indenture, substantially in the form filed as an exhibit to the Registration Statement, to be entered into between the Company and the Trustee (collectively, the “Indenture”).

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement, and have examined the originals or copies of the following:

(i) the Articles of Incorporation of the Company, as amended by the Articles of Amendment thereto, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

(ii) the Third Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iii) A Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date;

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(iv) resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to, among other things, the (a) authorization and approval of the preparation and filing of the Registration Statement, (b) authorization, execution and delivery of the Indenture and (c) authorization, issuance and sale of the Notes;

(v) the Indenture; and

(vi) a specimen copy of the form of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, (vi) the accuracy and completeness of all corporate records made available to us by the Company and (vii) that the Indenture will be a valid and legally binding obligation of the parties thereto (other than the Company).

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates and/or representations of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

The opinion set forth below is limited to the contract laws of the State of New York, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of New York or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Notes.

On the basis of and subject to the foregoing, and subject to the all of the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that, when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ EVERSHEDS SUTHERLAND (US) LLP